Exhibit (m)(3)


                              AMENDED AND RESTATED

                     MASTER DISTRIBUTION PLAN AND AGREEMENT

                                (CLASS B SHARES)
                            (SECURITIZATION FEATURE)

      THIS AMENDED AND RESTATED MASTER DISTRIBUTION PLAN AND AGREEMENT made as of the 1st day of July, 2003 (the "Effective Date"), by and between each registered investment company referenced in Schedule A, each a Maryland corporation (each individually referred to as "Company"), with respect to the class B shares of the series of common stock of the Funds set forth on Schedule A to this Agreement as amended from time to time (the "Funds") (the class B shares of each of the Funds hereinafter referred to as the "Class B Shares"), A I M DISTRIBUTORS, INC., a Delaware corporation ("AIM"), and INVESCO DISTRIBUTORS, INC., a Delaware corporation ("IDI") for the limited purposes of agreeing to the terms of paragraph Nineteenth until the Termination Date (as hereinafter defined).

      WHEREAS, the Company engages in business as one or more open-end management investment companies, and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

      WHEREAS, the Company desires to finance the distribution of the Class B Shares of common stock of each Fund, together with the Class B Shares of any additional Fund that may hereafter be offered to the public, in accordance with this Amended and Restated Master Distribution Plan and Agreement pursuant to Rule 12b-1 under the Act (the "Plan and Agreement"); and

      WHEREAS, the Company wishes to retain AIM as the exclusive agent for the sale of Class B Shares from and after the Effective Date and AIM desires to be retained to perform services in accordance with this Plan and Agreement and on the terms and conditions contained herein; and

      WHEREAS, as of August 23, 2000, the Company retained IDI as the exclusive agent for the sale of Class B Shares; and

      WHEREAS, IDI sold all Distribution Fees and all CDSCs (as such terms are hereinafter defined) with respect to Class B Shares sold by IDI during the time it was distributor ( the "IDI Sold Shares") to an Assignee (as hereinafter defined); and

      WHEREAS, IDI acknowledges that it will be replaced as distributor from and after the Effective Date, accepts such substitution and agrees to remain obligated as set forth herein to make available certain records to AIM or its designee as set forth in this Plan and Agreement until the date on which (i) AIM is able to perform the recordkeeping and issue the reports required under this Plan and Agreement for both the IDI Sold Shares and shares sold by AIM and (ii) IDI and AIM have so notified the Company in writing (the "Termination Date"); and

      WHEREAS, this Plan and Agreement has been approved by a vote of the Board of Directors of the Company, including a majority of the directors who are not interested persons of the Company, as defined in the Act, and who have no direct or indirect financial interest in the operation of this Plan and Agreement or

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any agreements related to this Plan and Agreement (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on this Plan and Agreement;

      NOW, THEREFORE, the Company hereby confirms the terms of the Plan set forth herein and the Company and AIM hereby enter into this Agreement pursuant to the Plan in accordance with the requirements of Rule 12b-1 under the Act, and provide and agree as follows:

      FIRST: The Plan is defined as those provisions of this document by which the Company previously adopted a Plan pursuant to Rule 12b-1 under the Act and authorized payments as described herein. The Agreement is defined as those provisions of this document by which the Company retains AIM to provide distribution services beyond those required by the Underwriting Agreement between the parties, as are described herein. The Company may retain the Plan notwithstanding termination of the Agreement. Termination of the Plan will automatically terminate the Agreement. Each Fund is hereby authorized to utilize the assets of the Company belonging to such Fund to finance certain activities in connection with distribution of such Fund's Class B Shares.

      SECOND: As of the Effective Date, the Company on behalf of the Class B Shares appoints AIM as its exclusive agent for the sale of the Class B Shares to the public directly and through investment dealers and financial institutions in the United States and throughout the world in accordance with the terms of the current prospectuses applicable to the Funds. If subsequent to the termination of AIM's services to the Company pursuant to this Agreement, the Company retains the services of another Distributor (as defined below), the Company shall enter into a separate distribution agreement with such Distributor which shall contain provisions comparable to paragraphs THIRD, SIXTH and EIGHTH hereof and Exhibit A hereto, and without limiting the generality of the foregoing, will require such Distributor to maintain and make available to AIM records regarding sales, redemptions and reinvestments of Class B shares necessary to implement the terms of paragraphs THIRD, SIXTH and EIGHTH hereof.

      THIRD:

      (A) The Class B shares of each Fund may incur expenses per annum of the average daily net assets of the Company attributable to the Class B Shares of such Fund at the rates set forth in Schedule B subject to any limitations imposed from time to time after the date hereof by applicable rules of NASD, Inc. ("NASD"). The Company may pay any institution selected to act as the Company's agent for distribution of the Class B Shares of any Fund from time to time (together with AIM, each a "Distributor") at the rates set forth on Schedule B. All such payments are the legal obligations of the Company and not of the Distributor or its designee. The asset based sales charges payable pursuant to Schedule B (the "Distribution Fees") with regard to Class B Shares of each Fund shall be paid by the Company to the Distributor or, if more than one institution is acting or has acted as Distributor with regard to such Class B Shares, the Distribution Fees shall be paid to each such Distributor in proportion to the number of Class B Shares sold by or attributable to such Distributor's distribution efforts with regard to such Class B Shares in accordance with the Allocation Schedule attached hereto as Exhibit A (the "Allocation Schedule") notwithstanding that such Distributor's distribution agreement with the Company or the Agreement may have been terminated ("Distributor's 12b-1 Share"). Distributor will be deemed to have performed all services required to be performed in order to be entitled to receive its Distributor's 12b-1 Share of the Distribution Fees with respect to Class B Shares upon the settlement of each sale of Class B Shares (or share of another fund from which the Class B Share derives) taken into account in determining such Distributor's 12b-1 Share (including other shares that derive from such Class B Shares). Distributor's 12b-1 Share of the Distribution Fees shall be a percentage, which shall be recomputed periodically (but not less than monthly)

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in accordance with the Allocation Schedule. The Distributor's 12b-1 Share of the
Distribution Fees shall accrue daily and be paid to such Distributor as soon as practicable after the end of each calendar month within which it accrues but in any event within 10 business days after the end of each such calendar month; provided, however, that any notices and calculation required by paragraph EIGHTH
(B) and (C) have been received by the Company.

      (B) AIM shall maintain or cause to be maintained adequate books and records to permit calculations periodically (but not less than monthly) of, and shall calculate on a monthly basis, the Distributor's 12b-1 Share of the Distribution Fees to be paid to AIM and to AIM's predecessor Distributor. The Company shall be entitled to rely on AIM's books, records and calculations relating to such Distributor's 12b-1 Share.

      FOURTH: The Company shall not sell any Class B Shares except through the Distributor and under the terms and conditions set forth in the FIFTH paragraph below. Notwithstanding the provisions of the foregoing sentence, however:

      (A) the Company may issue Class B Shares to any other investment company or personal holding company, or to the shareholders thereof, in exchange for all or a majority of the shares or assets of any such company; and

      (B) the Company may issue Class B Shares at their net asset value in connection with certain classes of transactions or to certain categories of persons, in accordance with Rule 22d-1 under the Act, provided that any such category is specified in the then current prospectus of the applicable Class B Shares.

      FIFTH: AIM hereby accepts appointment as exclusive agent for the sale of the Class B Shares and agrees that it will use its best efforts to sell such shares; provided, however, that:

      (A) AIM may, and when requested by the Company on behalf of the Class B Shares shall, suspend its efforts to effectuate such sales at any time when, in the opinion of AIM or of the Company, no sales should be made because of market or other economic considerations or abnormal circumstances of any kind; and

      (B) the Company may withdraw the offering of the Class B Shares at any time without the consent of AIM. It is mutually understood and agreed that AIM does not undertake to sell any specific amount of the Class B Shares. The
Company shall have the right to specify minimum amounts for initial and subsequent orders for the purchase of Class B Shares.

      (C) AIM shall provide to the Company's Board of Directors and the Board of Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and Agreement and the purposes for which such expenditures were made.

      SIXTH:

      (A) The public offering price of the Class B Shares shall be the net asset value per share of the applicable Class B Shares. Net asset value per share shall be determined in accordance with the provisions of the then current prospectus and statement of additional information of the applicable Fund. The Distributor may establish a schedule of contingent deferred sales charges to be imposed at the time of redemption of the Class B Shares, and such schedule shall be disclosed in the current prospectus or statement of additional information of each Fund. Such schedule of contingent deferred sales charges may reflect

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scheduled  variations  in or waivers of such charges on  redemptions  of Class B
Shares, either generally to the public or to any specified class of shareholders and/or in connection with any specified class of transactions, in accordance with applicable rules and regulations and exemptive relief granted by the Securities and Exchange Commission, and as set forth in the Funds' current prospectus(es) or statement(s) of additional information. The Distributor and the Company shall apply any then applicable scheduled variation in or waiver of contingent deferred sales charges uniformly to all shareholders and/or all transactions belonging to a specified class.

      (B) The Distributor may pay to investment dealers and other financial institutions through whom Class B Shares are sold, such sales commission as the Distributor may specify from time to time. Payment of such sales commissions shall be the sole obligation of the Distributor.

      (C) Amounts set forth in Schedule B may be used to finance any activity which is primarily intended to result in the sale of the Class B Shares, including, but not limited to, expenses of organizing and conducting sales seminars, running advertising programs, payment of finders fees, printing of prospectuses and statements of additional information (and supplements thereto) and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature, payment of overhead, supplemental payments to dealers and other institutions as asset-based sales charges and providing such other services and activities as may from time to time be agreed upon by the Company. Such reports, prospectuses and statements of additional information (and supplements thereto), sales literature, advertising and other services and activities may be prepared and/or conducted either by Distributor's own staff, the staff of affiliated companies of the Distributor, or third parties.

      (D) Amounts set forth in Schedule B may also be used to finance payments of service fees under a shareholder service arrangement to be established by Distributor in accordance with Section E below, and the costs of administering the Plan and Agreement. To the extent that amounts paid hereunder are not used specifically to compensate Distributor for any such expense, such amounts may be treated as compensation for Distributor's shareholder-related services. All amounts expended pursuant to this Plan and Agreement shall be paid to Distributor and are the legal obligation of the Company and not of Distributor. No provision of this Plan and Agreement shall be interpreted to prohibit any payments by the Company during periods when the Company has suspended or otherwise limited sales.

      (E) Amounts expended by the Company under the Plan shall be used in part for the implementation by Distributor of shareholder service arrangements. The maximum service fee paid to any service provider shall be twenty-five one-hundredths of one percent (0.25%) per annum of the average daily net assets of the Company attributable to the Class B Shares owned by the customers of such service provider, or such lower rate as is specified on Schedule B.

           (1) Pursuant to this program, Distributor may enter into agreements ("Service Agreements") with such broker-dealers ("Dealers") as may be selected from time to time by Distributor, including AIM acting as principal, for the provision of distribution-related personal shareholder services in connection with the sale of Class B Shares to the Dealers' clients and customers ("Customers") who may from time to time directly or beneficially own Shares. The distribution-related personal continuing shareholder services to be rendered by Dealers under the Service Agreements may include, but shall not be limited to, the following: (i) distributing sales literature; (ii) answering routine Customer inquiries concerning the Company and the Class B

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           Shares;  (iii)  assisting  Customers  in changing  dividend  options, account designations and addresses, and in enrolling into any of several retirement plans offered in connection with the purchase of Class B Shares; (iv) assisting in the establishment and maintenance of customer accounts and records, and in the processing of purchase and redemption transactions; (v) investing dividends and capital gains distributions automatically in Class B Shares; and (vi) providing such other information and services as the Company or the Customer may reasonably request.

           (2) Distributor may also enter into agreements ("Third Party Agreements") with selected banks, financial planners, retirement plan service providers and other appropriate third parties acting in an agency capacity for their customers ("Third Parties"). Third Parties acting in such capacity will provide some or all of the shareholder services to their customers as set forth in the Third Party Agreements from time to time.

           (3) Distributor may also enter into variable group annuity contractholder service agreements ("Variable Contract Agreements") with selected insurance companies ("Insurance Companies") offering variable annuity contracts to employers as funding vehicles for retirement plans qualified under Section 401(a) of the Internal Revenue Code, where amounts contributed under such plans are invested pursuant to such variable annuity contracts in Class B Shares of the Company. The Insurance Companies receiving payments under such Variable Contract Agreements will provide specialized services to contractholders and plan participants, as set forth in the Variable Contract Agreements from time to time.

           (4) Distributor may also enter into shareholder service agreements ("Bank Trust Department Agreements" and "Brokers for Bank Trust Department Agreements") with selected bank trust departments and brokers for bank trust departments. Such bank trust departments and brokers for bank trust departments will provide some or all of the shareholder services to their customers as set forth in the Bank Trust Department Agreements and Brokers for Bank Trust Department Agreements.

      (F) No provision of this Plan and Agreement shall be deemed to prohibit any payments by a Fund to the Distributor or by a Fund or the Distributor to investment dealers, financial institutions and 401(k) plan service providers where such payments are made under the Plan and Agreement.

      (G) The Company shall redeem Class B Shares from shareholders in accordance with the terms set forth from time to time in the current prospectus and statement of additional information of each Fund. The price to be paid to a shareholder to redeem Class B Shares shall be equal to the net asset value of the Class B Shares being redeemed ("gross redemption proceeds"), less any applicable contingent deferred sales charge, calculated pursuant to the then applicable schedule of contingent deferred sales charges ("net redemption proceeds"). The Distributor shall be entitled to receive the amount of any applicable contingent deferred sales charge that has been subtracted from gross redemption proceeds (the "CDSC"), provided that the Class B Shares being redeemed were (i) issued by a Fund during the term of this Plan and Agreement and any predecessor Plan and Agreement between the Company and the Distributor or between the Company and, in the case of AIM, AIM's predecessor, or (ii) issued by a Fund during or after the term of this Plan and Agreement or any predecessor Plan and Agreement between the Company and the Distributor and in

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the case of AIM,  AIM's  predecessor,  in one or a series of free  exchanges  of
Class B Shares for class B shares of another fund, which can be traced to Class B Shares or class B shares of another fund initially issued by a Fund or such other fund during the term of this Plan and Agreement or any such predecessor Plan and Agreement (the "Distributor's Earned CDSC"). The Company shall pay or cause the Company's transfer agent to pay the Distributor's Earned CDSC to the Distributor on the date net redemption proceeds are payable to the redeeming shareholder.

      (H) The Distributor shall maintain adequate books and records to identify Class B Shares (i) issued by a Fund during the term of this Plan and Agreement and any predecessor Plan and Agreement between the Company and the Distributor or (ii) issued by a Fund during or after the term of this Plan and Agreement or any predecessor Plan and Agreement between the Company and the Distributor in one or a series of free exchanges of Class B Shares for class B shares of another fund, which can be traced to Class B Shares or class B shares of another fund initially issued by a Fund or such other fund during the term of this Plan and Agreement, any predecessor Plan and Agreement or any other distribution agreement with the Distributor with respect to such other fund and shall calculate the Distributor's Earned CDSC, if any, with respect to such Class B Shares, upon their redemption. The Company shall be entitled to rely on Distributor's books, records and calculations with respect to Distributor's Earned CDSC.

      SEVENTH: The Distributor shall act as agent of the Company on behalf of each Fund in connection with the sale and redemption of Class B Shares. Except with respect to such sales and redemptions, the Distributor shall act as principal in all matters relating to the promotion or the sale of Class B Shares and shall enter into all of its own engagements, agreements and contracts as principal on its own account. The Distributor shall enter into agreements with investment dealers and financial institutions selected by the Distributor, authorizing such investment dealers and financial institutions to offer and sell Class B Shares to the public upon the terms and conditions set forth therein, which shall not be inconsistent with the provisions of this Agreement. Each agreement shall provide that the investment dealer and financial institution shall act as a principal, and not as an agent, of the Company on behalf of the Funds. The Distributor or such other investment dealers or financial institutions will be deemed to have performed all services required to be performed in order to be entitled to receive the asset based sales charge portion of any amounts payable with respect to Class B Shares to the Distributor pursuant to the Plan and Agreement adopted by the Company on behalf of each Fund upon the settlement of each sale of a Class B Share (or a share of another fund from which the Class B Share derives).

      EIGHTH:

      (A) The Distributor may, from time to time, assign, transfer or pledge ("Transfer") to one or more designees (each an "Assignee"), its rights to all or a designated portion of (i) the Distributor's 12b-1 Share of the Distribution Fees (but not the Distributor's duties and obligations pursuant hereto), and
(ii) the Distributor's Earned CDSC, free and clear of any offsets, claims or defenses the Company may have against the Distributor, including without limitation, any of the foregoing based upon the insolvency or bankruptcy of the Distributor. Each such Assignee's ownership interest in a Transfer of a designated portion of a Distributor's 12b-1 Share of the Distribution Fees and Distributor's Earned CDSC is hereinafter referred to as an "Assignee's 12b-1 Portion" and an "Assignee's CDSC Portion," respectively. A Transfer pursuant to this Section EIGHTH: (A) shall not reduce or extinguish any claim of the Company against the Distributor.

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      (B) The  Distributor  shall promptly notify the Company in writing of each
Transfer pursuant to Section EIGHTH: (A) by providing the Company with the name and address of each such Assignee.

      (C) The Distributor may direct the Company to pay directly to an Assignee such Assignee's 12b-1 Portion and Assignee's CDSC Portion. In such event, the Distributor shall provide the Company with a monthly calculation of (i) the
Distributor's Earned CDSC and Distributor's 12b-1 Share, and (ii) each Assignee's 12b-1 Portion and Assignee's CDSC portion, if any, for such month (the "Monthly Calculation"). The Monthly Calculation shall be provided to the Company by the Distributor promptly after the close of each month or such other time as agreed to by the Company and the Distributor which allows timely payment of the Distributor's 12b-1 Share of the Distribution Fees and Distributor's Earned CDSC and/or the Assignee's 12b-1 Portion and Assignee's CDSC Portion. The Company shall not be liable for any interest on such payments occasioned by delayed delivery of the Monthly Calculation by the Distributor. In such event following receipt from the Distributor of (i) notice of Transfer referred to in Section (B) and (ii) each Monthly Calculation, the Company shall make all payments directly to the Assignee or Assignees in accordance with the information provided in such notice and Monthly Calculation, on the same terms and conditions as if such payments were to be paid directly to the Distributor. The Company shall be entitled to rely on Distributor's notices and Monthly Calculations in respect of amounts to be paid pursuant to this paragraph EIGHTH:
(C).

      (D) Alternatively, in connection with a Transfer, the Distributor may direct the Company to pay all of its Distributor's 12b-1 Share of the Distribution Fees and Distributor's Earned CDSC from time to time to a depository or collection agent designated by any Assignee, which depository or collection agent may be delegated the duty of dividing such Distributor's 12b-1 Share and Distributor's Earned CDSC between the Assignee's 12b-1 Portion and Assignee's CDSC Portion and the balance of the Distributor's 12b-1 Share (such balance, when distributed to the Distributor by the depository or collection agent, the "Distributor's 12b-1 Portion") and of the Distributor's Earned CDSC (such balance, when distributed to the Distributor by the depository or collection agent, the "Distributor's Earned CDSC Portion"), in which case only the Distributor's 12b-1 Portion and the Distributor's Earned CDSC Portion may be subject to offsets or claims the Company may have against the Distributor.

      (E) The Company shall not amend the Plan and Agreement to reduce the amount payable to the Distributor or any Assignee with respect to the Class B Shares for any Class B Shares which have been issued prior to the date of such amendment. The Company acknowledges that nothing in this Plan and Agreement is intended to reduce, or shall have the effect of reducing , any amount payable to any Assignee with respect to any shares sold by the predecessor Distributor.

      (F) The Company shall not take any action to waive or change any contingent deferred sales charge with respect to Class B Shares issued prior to the date of the change in the contingent deferred sales charge, except under the circumstances set forth in the prospectus in effect on the date such Class B Shares were issued or as required by law or regulation, without the prior written consent of the Distributor and its Assignee.

      NINTH: The Distributor will accept orders for the purchase of Class B Shares only to the extent of purchase orders actually received and not in excess of such orders, and it will not avail itself of any opportunity of making a profit by expediting or withholding orders. It is mutually understood and agreed that the Company may reject purchase orders where, in the judgment of the Company, such rejection is in the best interest of the Company.

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      TENTH: The Company, on behalf of the Funds, and the Distributor shall each comply with all applicable provisions of the Act, the Securities Act of 1933, rules and regulations of the NASD, and all other federal and state laws, rules and regulations governing the issuance and sale of Class B Shares.

      ELEVENTH: Notwithstanding any other provision of this Agreement, the Distributor shall not be liable for any errors of the Funds' transfer agent, or for any failure of any such transfer agent to perform its duties.

      TWELVETH: Nothing herein contained shall require the Company to take any action contrary to any provision of its Articles of Incorporation, or to any applicable statute or regulation.

      THIRTEENTH: This Plan and Agreement shall become effective on the Effective Date, shall continue in force and effect until May 31, 2004, and shall continue in force and effect from year to year thereafter, provided that such continuance is specifically approved at least annually (a)(i) by the Board of Directors of the Company or (ii) by the vote of a majority of the Funds' outstanding voting securities of Class B Shares (as defined in Section 2(a)(42) of the 1940 Act), and (b) by vote of a majority of the Independent Directors, cast in person at a meeting called for such purpose.

      Any amendment to this Plan and Agreement that requires the approval of the shareholders of Class B Shares pursuant to Rule 12b-1 under the 1940 Act shall become effective as to such Class B Shares upon the approval of such amendment by a "majority of the outstanding voting securities" (as defined in the 1940
Act) of such Class B Shares, provided that the Board of Directors of the Company has approved such amendment.

      FOURTEENTH: This Plan and Agreement, any amendment to this Plan and Agreement and any agreements related to this Plan and Agreement shall become effective immediately upon the receipt by the Company of both (a) the affirmative vote of a majority of the Board of Directors of the Company, and (b) the affirmative vote of a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on this Plan and Agreement or such agreements. Notwithstanding the foregoing, no such amendment that requires the approval of the shareholders of Class B Shares of a Company shall become effective as to such Class B Shares until such amendment has been approved by the shareholders of such Class B Shares in accordance with the provisions of the THIRTEENTH paragraph of this Plan and Agreement.

      This Plan and Agreement may not be amended to increase materially the amount of distribution expenses provided for in Schedule B hereof unless such amendment is approved in the manner provided in the second paragraph of the THIRTEENTH paragraph, and no material amendment to this Plan and Agreement shall be made unless approved in the manner provided for in the first paragraph of the THIRTEENTH paragraph hereof.

      So long as this Plan and Agreement remains in effect, the selection and nomination of persons to serve as directors of the Company who are not "interested persons" of the Company shall be committed to the discretion of the directors then in office who are not "interested persons" of the Company. However, nothing contained herein shall prevent the participation of other persons in the selection and nomination process, provided that a final decision on any such selection or nomination is within the discretion of, and approved by, a majority of the directors of the Company then in office who are not "interested persons" of the Company.

      FIFTEENTH:

      (A) This Plan and Agreement may be terminated with respect to the Class B Shares of any Fund at any time, without the payment of any penalty, by vote of the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of Class B Shares of such Fund, or by the Distributor, on sixty (60) days' written notice to the other party.

      (B) To the extent that this Plan and Agreement constitutes a Plan of Distribution adopted pursuant to Rule 12b-1 under the Act, it may be terminated at any time by vote of a majority of the Independent Directors or by vote of a majority of the Funds' outstanding voting securities of Class B shares (as defined in Section 2(a)(42) of the Act).

      (C) To the extent that this Plan and Agreement constitutes a Plan of Distribution adopted pursuant to Rule 12b-1 under the Act it shall remain in effect as such, so as to authorize the use by each Fund of its assets attributable to Class B Shares in the amounts and for the purposes set forth herein, notwithstanding the occurrence of an "assignment," as defined by the Act and the rules thereunder and notwithstanding the termination of the Agreement. To the extent it constitutes an agreement with AIM pursuant to a plan, it shall terminate automatically in the event of such "assignment." Notwithstanding anything to the contrary in this Plan and Agreement, the Company's obligation to pay the Distributor its Distributor's 12b-1 Share of the Distribution Fees shall not be terminated or modified (including without limitation, by a change in the terms applicable to the conversion of the Class B Shares into shares of another class) for any reason (including the termination of the Plan or the Agreement incorporated herein) except in connection with a Complete Termination (as defined below). A termination of this Plan and Agreement with respect to any or all Class B Shares of any or all Funds (including any Complete Termination) shall not affect the obligation of the Company to withhold and pay to Distributor contingent deferred sales charges to which the Distributor is entitled. As used herein the term a "Complete Termination" of this Plan and Agreement with regard to any Fund shall mean a termination of both this Plan and the Agreement (and any successor plan) with regard to such Fund, provided that:
(i) the Independent Directors of the Company shall have acted in good faith and shall have determined that such termination is in the best interest of the Company and the shareholders of such Fund; (ii) the Company does not alter the terms of the contingent deferred sales charge applicable to Class B Shares outstanding at the time of such termination; and (iii) unless the Distributor at the time of such termination was in material breach under the distribution agreement with regard to such Fund, the Company shall not, with regard to such Fund, pay to any person or entity, other than the Distributor or its designee, either the asset based sales charge or the service fee (or any similar fee) with regard to the Class B Shares sold by or attributable to the Distributor prior to such termination.

      (D) The Transfer of the Distributor's rights to the fees set forth on Schedule B or the contingent deferred sales charge shall not cause termination of this Agreement or be deemed to be an "assignment," as defined by the Act and the rules thereunder.

      (E) If this Plan and Agreement is terminated with respect to any Fund for any reason, the obligations of the Company and the Distributor pursuant to paragraphs THIRD (A), THIRD (B), SIXTH (G), SIXTH (H), and EIGHTH (A) through
(F) of this Plan and Agreement will continue and survive any such termination. Notwithstanding the foregoing, upon Complete Termination of this Plan and Agreement with respect to any Fund, the obligations of the Company pursuant to the terms of paragraphs THIRD (A), (EIGHTH (A), EIGHTH (C), (D) and EIGHTH (E) (with respect to payments of Distributor's 12b-1 Share and Assignee's 12b-1 Portion) of this Plan and Agreement shall terminate. A termination of the Plan and Agreement with respect to any or all Class B Shares of any or all Funds shall not affect the obligations of the Company pursuant to paragraphs SIXTH
(G),   EIGHTH  (A),  EIGHTH  (C),  EIGHTH  (D),  EIGHTH  (F)  (with  respect  to
Distributor's Earned CDSC or Assignee's CDSC Portion) hereof or of the obligations of the Distributor pursuant to paragraph SIXTH (H) or EIGHTH (B) hereof.

      SEVENTEENTH: Any notice under this Plan and Agreement shall be in writing, addressed and delivered, or mailed postage prepaid, to the other party at such address as the other party may designate for the receipt of notices. Until further notice to the other party, it is agreed that the address of the Company shall be 4350 South Monaco Street, Denver, Colorado 80237, and the address of the Distributor shall be A I M Distributors, 11 Greenway Plaza, Suite 100, Houston, Texas 77046.

      EIGHTEENTH: This Plan and Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Maryland.

      NINETEENTH:

      (A) Until the Termination Date, IDI will continue to make available to AIM and AIM's designee, which may include INVESCO Funds Group, Inc., information regarding sales, redemptions and reinvestments of IDI Sold Shares and shares sold by AIM necessary to implement the terms of paragraphs THIRD, SIXTH and EIGHTH hereof.

      (B) IDI shall provide or cause to be provided such notices and calculations with respect to both IDI Sold Shares and shares sold by AIM until the Termination Date, and AIM and IDI will jointly notify the Company of the Termination Date, after which time IDI shall no longer have any obligations under this Plan and Agreement except as provided in paragraph NINETEENTH (E), which obligations shall survive the Termination Date. On the Termination Date, the fourth, fifth and sixth recital paragraphs and all of this paragraph NINETEENTH, except paragraph NINETEENTH (E) shall be deemed deleted from this Plan and Agreement.

      (C) Until the Termination Date, IDI shall maintain adequate books and records to permit calculations periodically (but not less than monthly) of, and shall calculate on a monthly basis, the Distributor's 12b-1 Share of the Distribution Fees to be paid to IDI, IDI's Assignee and AIM. Until the Termination Date, the Company shall be entitled to rely on IDI's books, records and calculations relating to Distributor's 12b-1 Share to be paid to IDI, IDI's Assignee and AIM.

      (D) Until the Termination Date, IDI shall maintain adequate books and records to identify Class B Shares (i) issued by a Fund during the term of this Plan and Agreement and any predecessor Plan and Agreement between the Company and IDI or (ii) issued by a Fund during or after the term of this Plan and Agreement or any predecessor Plan and Agreement between the Company and IDI in one or a series of free exchanges of Class B Shares for class B shares of another fund, which can be traced to Class B Shares or class B shares of another fund initially issued by a Fund or such other fund during the term of this Plan and Agreement or any predecessor Plan and Agreement with IDI with respect to such other fund and shall calculate the Distributor's Earned CDSC, if any, with respect to such Class B Shares, upon their redemption. The Company shall be entitled to rely on IDI's books, records and calculations with respect to IDI's and AIM's Earned CDSC.

      (E) IDI hereby irrevocably and absolutely assigns to AIM all of IDI's right, title and interest, if any, in and to IDI's Distributor's 12b-1 Share and IDI's Earned CDSC.

      IN WITNESS WHEREOF, the parties have caused this Plan and Agreement to be executed in duplicate on the day and year first above written.

                                            COMPANY (Listed in Schedule A)
Attest:

By:  /s/ Glen A. Payne                      By:  /s/ Raymond R. Cunningham
   ---------------------------------           ---------------------------------
Name:   Glen A. Payne                       Name:   Raymond R. Cunningham
Title:  Secretary                           Title:  President


                                            A I M DISTRIBUTORS, INC.
Attest:


By:  /s/ Ofelia M. Mayo                     By:  /s/ Michael J. Cemo
   ---------------------------------             -------------------------------
Name:   Ofelia M. Mayo                      Name:   Michael J. Cemo
Title:  Assistant Secretary                 Title:  President


                                            INVESCO DISTRIBUTORS, INC.

Attest:

By:  /s/ Glen A. Payne                      By:  /s/ Ronald L. Grooms
   ---------------------------------           ---------------------------------
Name:   Glen A. Payne                       Name:   Ronald L. Grooms
Title:  Secretary                           Title:  Treasurer

                                   SCHEDULE A
                                       TO
           AMENDED AND RESTATED MASTER DISTRIBUTION PLAN AND AGREEMENT
                                (CLASS B SHARES)

REGISTERED                                                        DATE FUND
INVESTMENT                                                        BECAME A
COMPANY               FUNDS                                       PARTY
--------------------------------------------------------------------------------
INVESCO COUNSELOR SERIES FUNDS, INC.                          AUGUST 23, 2000
                    INVESCO Advantage Fund
                    INVESCO Advantage Global Health
                       Sciences Fund                          MAY 15, 2001

INVESCO BOND FUNDS, INC.                                      MARCH 29, 2002
                    INVESCO High Yield Fund
                    INVESCO Select Income Fund
                    INVESCO Tax-Free Bond Fund
                    INVESCO U.S. Government
                       Securities Fund

INVESCO COMBINATION STOCK & BOND FUNDS, INC.                  MARCH 29, 2002
                    INVESCO Balanced Fund
                    INVESCO Core Equity Fund
                    INVESCO Total Return Fund

INVESCO INTERNATIONAL FUNDS, INC.                             MARCH 29, 2002
                    INVESCO European Fund
                    INVESCO International Blue Chip
                       Value Fund

INVESCO MANAGER SERIES FUNDS, INC.                            AUGUST 30, 2000
                    INVESCO Multi-Sector Fund

INVESCO MONEY MARKET FUNDS, INC.                              AUGUST 23, 2000
                    INVESCO Cash Reserves Fund

INVESCO SECTOR FUNDS, INC.                                    MARCH 29, 2002
                    INVESCO Energy Fund
                    INVESCO Financial Services Fund
                    INVESCO Gold & Precious Metals Fund
                    INVESCO Health Sciences Fund
                    INVESCO Leisure Fund
                    INVESCO Real Estate Opportunity Fund
                    INVESCO Technology Fund
                    INVESCO Telecommunications Fund
                    INVESCO Utilities Fund

REGISTERED                                                        DATE FUND
INVESTMENT                                                        BECAME A
COMPANY               FUNDS                                       PARTY
--------------------------------------------------------------------------------
INVESCO STOCK FUNDS, INC.
                    INVESCO Basic Value Fund                  JULY 31, 2002
                    INVESCO Dynamics Fund                     MARCH 29, 2002
                    INVESCO Growth Fund                       MARCH 29, 2002
                    INVESCO Growth & Income Fund              MARCH 29, 2002
                    INVESCO Mid-Cap Growth Fund               SEPTEMBER 28, 2001
                    INVESCO Small Company Growth Fund         MARCH 29, 2002
                    INVESCO Value Equity Fund                 MARCH 29, 2002

                                   SCHEDULE B
                                       TO
           AMENDED AND RESTATED MASTER DISTRIBUTION PLAN AND AGREEMENT
                                (CLASS B SHARES)

                                DISTRIBUTION FEE

      The Company shall pay the Distributor or the Assignee as provided under the Plan and Agreement as full compensation for all services rendered and all facilities furnished under the Plan and Agreement for each Fund (or Class thereof) designated below, a Distribution Fee1 determined by applying the annual rate set forth below as to each Fund (or Class thereof) to the average daily net assets of the Fund (or Class thereof), computed in a manner used for the determination of the offering price of shares of the Fund.

                                            MAXIMUM
                                             ASSET
                                             BASED       MAXIMUM       MAXIMUM
                                             SALES       SERVICE      AGGREGATE
FUND CLASS B SHARES                         CHARGE         FEE           FEE

INVESCO Advantage Fund                       0.75%        0.25%         1.00%
INVESCO Advantage Global                     0.75%        0.25%         1.00%
   Health Sciences Fund
INVESCO Balanced Fund                        0.75%        0.25%         1.00%
INVESCO Basic Value Fund                     0.75%        0.25%         1.00%
INVESCO Cash Reserves Fund                   0.75%        0.25%         1.00%
INVESCO Core Equity Fund                     0.75%        0.25%         1.00%
INVESCO Dynamics Fund                        0.75%        0.25%         1.00%
INVESCO Energy Fund                          0.75%        0.25%         1.00%
INVESCO European Fund                        0.75%        0.25%         1.00%
INVESCO Financial Services Fund              0.75%        0.25%         1.00%
INVESCO Gold & Precious Metals Fund          0.75%        0.25%         1.00%
INVESCO Growth Fund                          0.75%        0.25%         1.00%
INVESCO Growth & Income Fund                 0.75%        0.25%         1.00%
INVESCO Health Sciences Fund                 0.75%        0.25%         1.00%
INVESCO High Yield Fund                      0.75%        0.25%         1.00%
INVESCO International Blue                   0.75%        0.25%         1.00%
   Chip Value Fund
INVESCO Leisure Fund                         0.75%        0.25%         1.00%
INVESCO Mid-Cap Growth Fund                  0.75%        0.25%         1.00%
INVESCO Multi-Sector Fund                    0.75%        0.25%         1.00%
INVESCO Real Estate                          0.75%        0.25%         1.00%
   Opportunity Fund
INVESCO Select Income Fund                   0.75%        0.25%         1.00%
INVESCO Small Company                        0.75%        0.25%         1.00%
   Growth Fund
INVESCO Tax-Free Bond Fund                   0.75%        0.25%         1.00%
INVESCO Technology Fund                      0.75%        0.25%         1.00%
INVESCO Telecommunications Fund              0.75%        0.25%         1.00%

                                            MAXIMUM
                                             ASSET
                                             BASED       MAXIMUM       MAXIMUM
                                             SALES       SERVICE      AGGREGATE
FUND CLASS B SHARES                         CHARGE         FEE           FEE

INVESCO Total Return Fund                    0.75%        0.25%         1.00%
INVESCO U.S. Government                      0.75%        0.25%         1.00%
   Securities Fund
INVESCO Utilities Fund                       0.75%        0.25%         1.00%
INVESCO Value Equity Fund                    0.75%        0.25%         1.00%

-----------------
1 The Distribution Fee is payable apart from the contingent deferred sales charge, if any, as stated in the current prospectus for the applicable Fund (or Class thereof).

                                    EXHIBIT A


      AIM's Distributor's 12b-1 Share in respect of each Fund shall be 100 percent until such time as AIM shall cease to serve as exclusive distributor of the Class B Shares of such Fund and thereafter shall be a percentage, recomputed first on the date of any termination of AIM's services as exclusive distributor of Class B Shares of any Fund and thereafter periodically (but not less than monthly), representing the percentage of Class B Shares of such Fund outstanding on each such computation date allocated to AIM in accordance with the following rules:

      1. DEFINITIONS. For purposes of this Exhibit A defined terms used herein shall have the meaning assigned to such terms in the Plan and Agreement and the following terms shall have the following meanings:

           "Commission Shares" shall mean Class B Shares of the Fund or another fund the redemption of which would, in the absence of the application of some standard waiver provision, give rise to the payment of a CDSC and shall include Commission Shares which due to the expiration of the CDSC period no longer bear a CDSC.

           "Other Distributor" shall mean each person appointed as the exclusive distributor for the Class B Shares of the Fund after AIM ceases to serve in that capacity.

      2. ALLOCATION RULES. In determining the Distributor's 12b-1 Share in respect of a particular Fund:

           a.) There shall be allocated to AIM and each Other Distributor all Commission Shares of such Fund which were sold while AIM or such Other Distributor, as the case may be, was the exclusive distributor for the Class B Shares of the Fund, determined in accordance with the transfer records maintained for such Fund.

           b.) Reinvested Shares: On the date that any Class B Shares are issued by a Fund as a result of the reinvestment of dividends or other distributions, whether ordinary income, capital gains or exempt-interest dividends or distributions ("Reinvested Shares"), Reinvested Class B Shares shall be allocated to AIM and each Other Distributor in a number obtained by multiplying the total number of Reinvested Class B Shares issued on such date by a fraction, the numerator of which is the total number of all Class B Shares outstanding in such Fund as of the opening of business on such date and allocated to AIM or such Other Distributor as of such date of determination pursuant to these allocation procedures and the denominator is the total number of Class B Shares outstanding as of the opening of business on such date.

           c.) Exchange Shares: There shall be allocated to AIM and each Other Distributor, as the case may be, all Commission Shares of such Fund which were issued during or after the period referred to in (a) as a consequence of one or more free exchanges of Commission Shares of the Fund or of another fund (other than Free Appreciation Shares) (the "Exchange Shares"), which in accordance with the transfer records maintained for such Fund can be traced to Commission Shares of the Fund or another fund initially issued by the Company or such other fund during the time AIM or such Other Distributor, as the case may be, was the exclusive distributor for the Class B Shares of the Fund or such other fund.

           d.) Redeemed Shares: Class B Shares (other than Reinvested Shares) that are redeemed will be allocated to AIM and each Other Distributor to the extent such Class B Shares were previously allocated to AIM or such Other Distributor in accordance with the rules set forth in 2(a) or (c) above.

           e.) The Company shall use its best efforts to assure that the transfer agents and sub-transfer agents for each Fund maintain the data necessary to implement the foregoing rules. If, notwithstanding the foregoing, the transfer agents or sub-transfer agents for such Fund are unable to maintain the data necessary to implement the foregoing rules as written, or if AIM shall cease to serve as exclusive distributor of the Class B Shares of the Fund, AIM and the Company agree to negotiate in good faith with each other, with the transfer agents and sub-transfer agents for such Fund and with any third party that has obtained an interest in AIM's Distributor's 12b-1 Share in respect of such Fund with a view to arriving at mutually satisfactory modifications to the foregoing rules designed to accomplish substantially identical results on the basis of data which can be made available.